Exhibit 99.1

VLOV Announces Openings of Two Shanghai Stores

XIAMEN, China, September 4, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced the opening of its distributor’s two stores in Shanghai City.

One store is located in the Yong’an department store on Nanjing road while the other location is at the Shanghai Orient Shopping Center on the west end of Nanjing road. Both malls offer higher end apparel and the Shanghai Orient Shopping Center has been consistently selected as a top ten mall in Shanghai City.

“We are very excited about the entrance into Shanghai,” commented Mr. Qing Qing Wu, CEO and Chairman of VLOV. “The stores in Shanghai City will give Shanghai consumers exposure to our brand and introduces the VLOV brand into one of the most prominent high-end fashion markets in China.”

“The new store openings are a continued result of VLOV’s brand investment including its second consecutive appearance at the Mercedes-Benz New York Fashion Week and appearances at the Mercedes-Benz China Fashion Week,” further commented Mr. Wu.

VLOV will be appearing at the Mercedes-Benz Fashion Week Spring/Summer 2013 on Saturday September 8, 2012 at the Stage Venue at Lincoln Center at 6:00PM. Shareholders who are interested in attending VLOV’s showing should email their names, email addresses, telephone numbers and mailing address no later than Wednesday September 5, 2012 to fashionweek@vlov.net.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net